Exhibit 99.1

VeriSign, Inc. and Subsidiaries

Pro Forma Financial Statement Information

(Unaudited)

On April 30, 2008, VeriSign, Inc. (the “Company”) agreed to sell its broadband content distribution business, Kontiki, to a new entity, Kontiki, Inc., a Delaware corporation and majority-owned subsidiary of MK Capital SBIC, LP and MK Capital, LP for cash proceeds of approximately $1.0 million and 3,980,000 shares of Kontiki, Inc. Series A Preferred Stock. The sale was completed on April 30, 2008. The Company will account for its equity interest using the equity method of accounting.

The unaudited Pro Forma Condensed Consolidated Balance Sheet Information as of December 31, 2007 set forth below has been presented after giving effect to the Kontiki divestiture as if it had occurred on December 31, 2007. The unaudited Pro Forma Condensed Consolidated Statement of Operations Information for the years ending December 31, 2007 and 2006 set forth below has been presented after giving effect to the divestiture as if it had occurred on March 14, 2006, the date Kontiki was acquired by the Company, and does not assume any interest income on cash proceeds. The Company has not presented unaudited Pro Forma Condensed Consolidated Statements of Operations Information for any periods prior to December 31, 2006, as the Company’s results of operations would have been unchanged.

The unaudited pro forma financial statement information has been derived primarily from the historical audited consolidated financial statements of the Company included in its Annual Reports on Form 10-K for the years ended December 31, 2007 and 2006. The unaudited pro forma financial statement information is based upon available information and assumptions that the Company believes are reasonable under the circumstances and were prepared to illustrate the estimated effects of the divestiture.

The unaudited pro forma financial statement information has been provided for informational purposes and should not be considered indicative of the financial condition or results of operations that would have been achieved had the divestiture occurred as of the periods presented. In addition, the unaudited pro forma financial statement information does not purport to indicate balance sheet data or results of operations as of any future date or for any future period. The unaudited pro forma financial statement information, including the notes thereto, should be read in conjunction with the historical financial statements of the Company included in its Annual Reports on Form 10-K for the years ended December 31, 2007 and 2006.

VERISIGN, INC. AND SUBSIDIARIES

Pro Forma Condensed Consolidated Statement of Operations Information

For the Year Ended December 31, 2007

(In thousands, except per share amounts)

(Unaudited)

	As Reported (a)	Kontiki (b)	Pro Forma Adjustments (c)	Pro Forma
Revenues	$1,496,289	$6,184		$1,490,105

Costs and expenses
Cost of revenues	596,517	2,961		593,556
Sales and marketing	276,632	3,616		273,016
Research and development	160,186	2,487		157,699
General and administrative	276,130	1		276,129
Restructuring, impairments and other charges (reversals), net	110,110	20,509		89,601
Impairment of goodwill	182,151	—		182,151
Amortization of other intangible assets	116,064	4,138		111,926
Acquired in-process research and development	—			—

Total costs and expenses	1,717,790	33,712	—	1,684,078

Operating loss	(221,501)	(27,528)		(193,973)
Other income, net	93,759	—	—	93,759

Loss from continuing operations before income taxes, loss from unconsolidated entities and minority interest	(127,742)	(27,528)	—	(100,214)

Income tax (expense) benefit	(11,080)	2,253		(13,333)
Loss from unconsolidated entities, net of tax	(2,018)		$(6,879)	(8,897)
Minority interest, net of tax	(3,840)	—		(3,840)

Loss from continuing operations	$(144,680)	$(25,275)	$(6,879)	$(126,284)

Loss per share from continuing operations:
Basic	$(0.61)			$(0.53)
Diluted	$(0.61)			$(0.53)
Shares used in per share computation:
Basic	237,707			237,707

Diluted	237,707			237,707

VERISIGN, INC. AND SUBSIDIARIES

Pro Forma Condensed Consolidated Statement of Operations Information

For the Year Ended December 31, 2006

(In thousands, except per share amounts)

(Unaudited)

	As Reported (a)	Kontiki (b)	Pro Forma Adjustments (c)	Pro Forma
Revenues	$1,562,998	$9,991		$1,553,007

Costs and expenses
Cost of revenues	574,762	4,929		569,833
Sales and marketing	376,508	4,246		372,262
Research and development	129,256	2,746		126,510
General and administrative	256,592	1,112		255,480
Restructuring, impairments and other charges (reversals), net	(4,471)	—		(4,471)
Impairment of goodwill	—	—		—
Amortization of other intangible assets	122,767	3,726		119,041
Acquired in-process research and development	16,700	10,000		6,700

Total costs and expenses	1,472,114	26,759	—	1,445,355

Operating income (loss)	90,884	(16,768)		107,652
Other income, net	42,643	—	—	42,643

Income (loss) from continuing operations before income taxes, loss from unconsolidated entities and minority interest	133,527	(16,768)	—	150,295

Income tax benefit	243,648	2,758		240,890
Loss from unconsolidated entities, net of tax	—		$(4,190)	(4,190)
Minority interest, net of tax	(2,875)	—		(2,875)

Income (loss) from continuing operations	$374,300	$(14,010)	$(4,190)	$384,120

Income per share from continuing operations:
Basic	$1.53			$1.57
Diluted	$1.51			$1.55
Shares used in per share computation:
Basic	244,421			244,421

Diluted	247,073			247,073

VERISIGN, INC. AND SUBSIDIARIES

Pro Forma Condensed Consolidated Balance Sheet Information

At December 31, 2007

(In thousands, except per share amounts)

(Unaudited)

	As Reported (d)	Kontiki	Pro Forma
ASSETS
Current assets:
Cash and cash equivalents	$1,376,722	$881 (e)	$1,377,603
Short-term investments	1,011		1,011
Accounts receivable, net of allowance for doubtful accounts	208,799	(4,510)	204,289
Prepaid expenses and other current assets	163,041	(211)	162,830

Total current assets	1,749,573	(3,840)	1,745,733

Property and equipment, net	621,917		621,917
Goodwill	1,082,420		1,082,420
Other intangible assets, net	121,792		121,792
Restricted cash and investments	46,936		46,936
Other assets	400,475	(141)	400,334

Total long-term assets	2,273,540	(141)	2,273,399

Total assets	$4,023,113	$(3,980)	$4,019,133

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$388,562	$(2,752)	$385,810
Deferred revenues	552,070	(3,427)	548,643
Short-term debt	—		—
Other current liabilities	5,510		5,510

Total current liabilities	946,142	(6,179)	939,963

Long-term deferred revenues	186,719		186,719
Convertible debentures	1,265,296		1,265,296
Other long-term liabilities	42,606		42,606

Total long-term liabilities	1,494,621	—	1,494,621

Total liabilities	2,440,763	(6,179)	2,434,584
Minority interest in subsidiaries	54,485		54,485
Total stockholders’ equity	1,527,865	2,198	1,530,063

Total liabilities and stockholders’ equity	$4,023,113	$(3,980)	$4,019,133

VERISIGN, INC. AND SUBSIDIARIES

Notes to the Pro Forma Condensed Consolidated

Statements of Operations and Balance Sheet Information

(Unaudited)

(a)	Represents Condensed Consolidated Statements of Operations information included in the Company’s 2007 Annual Report on Form 10-K for the respective periods presented.

(b)	Represents the operations of Kontiki while wholly owned by the Company. Tax effects have been determined based on the statutory rates in effect during each respective period.

(c)	Represents loss from our retained equity interest in Kontiki, Inc. under the equity method of accounting.

(d)	Represents Condensed Consolidated Balance Sheet information included in the Company’s 2007 Annual Report on Form 10-K for the respective period presented.

(e)	Represents cash proceeds received, less transaction costs connected with the divestiture.